UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2026

Tempus AI, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-42130	47-4903308
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 West Chicago Avenue, Suite 510, Chicago, Illinois 60654

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (800) 976-5448

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	TEM	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

On October 23, 2026, Tempus AI, Inc. (“Tempus”) announced that it had entered into a series of agreements with Bristol-Myers Squibb Company (“BMS”) and Pathos AI, Inc. (“Pathos”) to expand the use of Tempus’s de-identified multimodal real-world data, data analysis software, agentic tools, and machine learning models. Under these agreements, the parties will increase BMS’s access to multi-modal, de-identified data in oncology, and Tempus will license neurology data to Pathos for use in Pathos’s collaboration with BMS. The agreements consist of (i) a Statement of Work between Tempus and BMS relating to oncology data and related services (the “Onco SOW”), (ii) an Order Form between Tempus and Pathos relating to neurology data and an agentic data analysis tool to be used by Pathos and BMS to support therapeutic product development (the “Neuro Order Form”), and (iii) a side letter agreement among Tempus, Pathos, and BMS relating to the Neuro Order Form (the “Side Letter”). The Neuro Order Form and the Onco SOW together provide for aggregate cash payments to Tempus of $192.5 million over approximately five years, consisting of $137.5 million under the Onco SOW and $55 million under the Neuro Order Form, each as described more fully below.

Oncology Data License and Related Services Agreement with BMS

On October 14, 2026, Tempus and BMS entered into the Onco SOW under the parties’ existing Master Services Agreement, dated August 22, 2018, as amended from time to time. Under the Onco SOW, Tempus will (i) license to BMS certain multimodal records from Tempus’s de-identified oncology dataset, (ii) grant BMS access to Tempus’s Lens software application to facilitate analysis of such data, and (iii) provide certain other data analysis and research-related services. The scope of BMS’s license to the de-identified oncology data under the Onco SOW includes BMS’s use of such data with Pathos’s “Foundry” drug development platform, which BMS has separately licensed from Pathos.

The Onco SOW has a term expiring on December 31, 2031. BMS will pay Tempus $137.5 million in aggregate fixed payments over the term, with payments invoiced quarterly throughout. BMS may terminate the Onco SOW upon 12 months’ prior written notice and payment of a substantial termination fee.

Neurology Data and Agentic Tool License with Pathos, Including Sublicense Rights to BMS

On October 22, 2026, Tempus and Pathos entered into the Neuro Order Form under the previously disclosed Amended and Restated Master Agreement, restated effective February 12, 2024, between Tempus and Pathos (the “Pathos Master Agreement”). Pursuant to the Neuro Order Form, Tempus will use commercially reasonable efforts to deliver and license to Pathos 500,000 de-identified records of patients diagnosed with Alzheimer’s disease or other specified neurological conditions, at a rate of 100,000 records during each year of the Neuro Order Form’s five-year term. Tempus has also granted Pathos a license to an agentic tool that permits interrogation and analysis of the licensed data (the “Tempus Agent”). Pathos may use the licensed data and the Tempus Agent for its internal purposes and to assist BMS in its therapeutic development activities (as described more fully in the Side Letter).

In connection with the Neuro Order Form, Pathos will pay Tempus aggregate fees of up to $55 million in cash, consisting of (i) $50 million in data license fees of $100 per delivered record, invoiced monthly, and (ii) $5.0 million for the availability of record updates, invoiced quarterly. Because the data license fees are based on the number of records delivered, the amount that Tempus will earn under the Neuro Order Form will depend on its delivery of records during the five-year term.

Side Letter among Tempus, Pathos, and BMS

Also on October 22, 2026, Tempus, Pathos, and BMS entered into the Side Letter, which confirms Tempus’ consent to the sublicense from Pathos to BMS of the data and Tempus Agent provided under the Neuro Order Form. The Side Letter also establishes that Tempus will not license the applicable neurology data records to any third party other than BMS, Pathos, and certain subcontractors during the period beginning when an applicable record is first delivered to Pathos and ending 18 months after the later of (i) such delivery date and (ii) October 22, 2027.

Other Information

As previously disclosed, transactions between Tempus and Pathos fall within the scope of Tempus’s Related Person Transaction Policy due to overlap in the executive leadership and equity ownership of such entities. As such, the Neuro Order Form and Side Letter were reviewed and approved by a special committee of disinterested directors of Tempus’s Board of Directors (the “Board”) in accordance with Tempus’s Related Person Transaction Policy and pursuant to authority delegated by the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tempus AI, Inc.
Dated: October 23, 2026

	By:	/s/ James Rogers
James Rogers
Chief Financial Officer